Exhibit 99.1

General Moly Will Seek Shareholder Approval for a Reverse Stock Split
to Cure Low Share Price Continued Listing Deficiency

LAKEWOOD, COLORADO, March 17, 2020 — General Moly, Inc. (General Moly or the “Company”) (NYSE American and TSX: GMO), the only western-exchange listed, pure-play molybdenum (“moly”) mineral development company, previously announced that on September 12, 2019, it received a deficiency letter (“Letter”) from the NYSE American stock exchange indicating that pursuant to Section 1003(f)(v) of the NYSE American Company Guide, the Company’s common stock has been selling for a low price per share for a substantial period of time. The Letter stated that the Company must demonstrate an improved share price improvement or effect a reverse stock split of its common stock by no later than March 12, 2020, in order to maintain the listing of the Company’s common stock on the NYSE American.

On March 12, 2020, the Company was advised by the NYSE American that the Company did not cure its price deficiency for both the absolute and average stock prices for the Company to exceed $0.20 by the end of the six-month period on March 12, 2020. The GMO stock price was trading then at $0.16 on an absolute and $0.20 on an average basis.

Given the recent downdraft of the financial markets with COVID-19 concerns as well as a weaker GMO stock price, the Company will seek shareholder approval at its next Annual Meeting of Stockholders in 2020 to affect a reverse stock split to raise its trading price and remedy the NYSE American listing deficiency.  The Company has notified the NYSE American of the Company’s Board of Directors’ action to set a record date of April 27, 2020 and schedule the Company’s Annual Meeting of Stockholders in Lakewood, Colorado on June 19, 2020.  The Company anticipates mailing its Proxy Statement, inclusive of a proposal to authorize the Board to consider a reverse stock split and Annual Report to stockholders in early May of 2020.

The NYSE American has granted the Company additional time until its 2020 Annual Meeting of Stockholders to implement a reverse stock split.

Chief Executive Officer Bruce D. Hansen commented, “These are challenging times for us all as global citizens in a pandemic. The moly price has weakened in recent days to below $10 per pound but is still above $9 per pound, while our stock price, which was over 20 cents largely through February, has also declined.”

In the interim, the Company’s common stock remains listed on the NYSE American, under the trading symbol “GMO”, subject to the Company’s compliance with other continued listing requirements and subject to the trading price remaining above a required $0.06 minimum per share.  The NYSE American has added the designation of “.BC” to indicate that the Company is below compliance with the listing standards set forth in the Company Guide. The NYSE American notification of continued listing deficiency does not affect the Company’s business operations or its reporting obligations under the Securities and Exchange Commission regulations.  If the Company is unable to regain compliance, or if the stockholders fail to approve the proposed reverse stock split, the NYSE American has indicated it will initiate procedures to suspend and delist the Company’s common stock.  Should that occur, the Company will consider alternative listing options.

About General Moly

General Moly is a U.S.-based, molybdenum mineral exploration and development company listed on the NYSE American, recently known as the NYSE MKT and former American Stock Exchange, and the Toronto Stock

Exchange under the symbol GMO. The Company’s primary asset, an 80% interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with the Company’s wholly-owned Liberty Project, a molybdenum and copper property also located in central Nevada, General Moly’s goal is to become the largest primary molybdenum producer in the world.

Molybdenum is a metallic element used primarily as an alloy agent in steel manufacturing.  When added to steel, molybdenum enhances steel strength, resistance to corrosion and extreme temperature performance. In the chemical and petrochemical industries, molybdenum is used in catalysts, especially for cleaner burning fuels by removing sulfur from liquid fuels, and in corrosion inhibitors, high performance lubricants and polymers.

Contact:

Scott Roswell

(303) 928-8591

info@generalmoly.com
Website: www.generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to availability of cash to continue ongoing operations, availability of insurance, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, reclamation risks, political, operational and project development risks, ability to maintain required federal and state permits to continue construction, and commence production of molybdenum, copper, silver, lead or zinc, ability to identify any economic mineral reserves of copper, silver, lead or zinc; ability of the Company to obtain approval of its joint venture partner at the Mt. Hope Project in order to mine for molybdenum, copper, silver, lead or zinc, ability to raise required project financing or funding to pursue an exploration program related to potential copper, silver lead or zinc deposits at Mt. Hope, ability to respond to adverse governmental regulation and judicial outcomes, and ability to maintain and /or adjust estimates related to cost of production, capital, operating and exploration expenditures.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.